Exhibit 5.1

May 10, 2024

Carmell Corporation

2403 Sidney Street, Suite 300

Pittsburgh, Pennsylvania 15203

Ladies and Gentlemen:

We have acted as counsel to Carmell Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale by certain selling stockholders listed in the Registration Statement under the heading “Selling Stockholders” (the “Selling Stockholders”) of up to 1,331,452 outstanding shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share. The Shares were sold pursuant to a securities purchase agreement, dated as of April 4, 2024 (the “Purchase Agreement”), by and among the Company and the purchasers named therein.

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement, the Prospectus and the offering of the Shares thereunder. For purposes of rendering this opinion, we have examined: (i) the Registration Statement; (ii) the Prospectus; (iii) the Purchase Agreement; (iv) the Third Amended and Restated Certificate of Incorporation of the Company, as amended to date; (v) the Bylaws of the Company, as amended to date; and (vi) the resolutions adopted by the Board of Directors of the Company (the “Authorizing Resolutions”) approving the Registration Statement, Prospectus and the issuance of the Shares pursuant to the Purchase Agreement. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have also made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; and (d) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

Carmell Corporation

May 10, 2024

Our opinions set forth below are limited to the Delaware General Corporation Law and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP